Exhibit 99.1

The AZEK® Company Announces Preliminary First Quarter 2021 Financial Results

Chicago, Ill., January 19, 2021 – The AZEK Company Inc. (NYSE: AZEK) (“AZEK,” the “Company” or “we”) has released preliminary first quarter fiscal 2021 financial results.

Preliminary Financial Results

Set forth below are preliminary estimates of certain unaudited financial information for the Company for the three months ended December 31, 2020 and actual unaudited financial results for the comparative period ended December 31, 2019. We have provided ranges, rather than specific amounts, for the preliminary estimates primarily because our financial closing and review procedures for the three months ended December 31, 2020 are not yet complete. The estimated ranges are preliminary and have not been audited or reviewed and are inherently uncertain and subject to changes as we complete our financial closing and review procedures for the three months ended December 31, 2020. While we currently expect that our final results will be consistent with the preliminary estimates set forth below, we caution you that the estimated financial information for the three months ended December 31, 2020 is not a guarantee of future performance or outcomes and actual results may differ materially from those described herein. Factors that could cause actual results to differ from those described above are set forth in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Forward-Looking Statements” in our Annual Report on Form 10-K filed with the United Stated Securities and Exchange Commission on December 4, 2020 (the “Annual Report”). You should read this information together with the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited historical Consolidated Financial Statements and related notes appearing in the Annual Report. This preliminary information should not be viewed as a substitute for full quarterly financial statements prepared in accordance with GAAP.

The preliminary estimates set forth below have been prepared by, and are the responsibility of, our management. PricewaterhouseCoopers LLP, our independent registered public accounting firm, has not audited, reviewed, compiled or performed any procedures with respect to the preliminary estimates. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

(U.S. dollars in thousands)	Three months ended
	December 31, 2020 (Estimated)		December 31, 2019 (Actual)
	Low	High
Net sales	$209,100	$213,400	$166,043
Net income (loss)	$8,900	$11,500	$(9,846)
Non-GAAP financial measures
Adjusted EBITDA (1)	$46,200	$51,100	$33,806

(1)

We define Adjusted EBITDA as net income (loss) before interest expense, net, income tax expense (benefit) and depreciation and amortization and by adding to or subtracting therefrom certain items of expense and income. See the section titled “Selected Financial Data—Non-GAAP Financial Measures” in the Annual Report.

For the three months ended December 31, 2020, we estimate our net sales to be in the range of $209.1 million to $213.4 million, as compared to $166.0 million for the three months ended December 31, 2019, representing an increase of 26% and 29%, respectively. The increase in our consolidated net sales reflects estimated net sales from our Residential segment of between $182.9 million and $186.6 million for the three months ended December 31, 2020, as compared to $135.7 million for the three months ended December 31, 2019, with such increase primarily due to higher organic net sales related to our decking, railing, accessories and exteriors product categories as well as favorable operational execution whereby the first phase of our capacity expansion plan came online faster than planned during the quarter. Demand trends remained strong across our Residential segment channel partners during the quarter. The increase in our net sales also reflects estimated net sales from our Commercial segment of between $26.2 million and $26.8 million, as compared to $30.4 million for the three months ended December 31, 2019, with such decrease primarily due to declining sales in our Scranton Products and Vycom businesses as the effects of COVID-19 continue to impact certain end markets.

For the three months ended December 31, 2020, we estimate our net income to be in the range of $8.9 million to $11.5 million, as compared to a net loss of $9.8 million for the three months ended December 31, 2019. This increase in net income was primarily due to higher sales in our Residential segment, improved gross margins and lower interest expense, partially offset by higher selling, general and administrative expenses.

For the three months ended December 31, 2020, we estimate our Adjusted EBITDA to be in the range of $46.2 million to $51.1 million, as compared to $33.8 million for the three months ended December 31, 2019, representing an increase of 37% to 51%. The increase in our Adjusted EBITDA reflects the factors described above with respect to the increases in our net sales and net income as well as those presented in the table below.

The following table provides a preliminary reconciliation of preliminary estimated net income, the most directly comparable financial measure calculated in accordance with GAAP, to preliminary estimated Adjusted EBITDA for the three months ended December 31, 2020, and a reconciliation of actual net income to actual Adjusted EBITDA for the three months ended December 31, 2019.

(U.S. dollars in thousands)	Three months ended
	December 31, 2020 (Estimated)		December 31, 2019 (Actual)
	Low	High
Net Income (loss)	$8,900	$11,500	$(9,846)
Interest Expense	6,200	6,200	19,759
Depreciation and amortization expense	24,300	24,300	24,141
Tax (benefit) expense	3,000	4,000	(4,000)
Share-based compensation costs	2,600	3,400	1,046
Business transformation costs (1)	—	—	163
Acquisition costs (2)	—	—	565
Initial public offering and Secondary offering costs	—	—	1,978
Other costs (3)	1,200	1,700	—

Total adjustments	37,300	39,600	43,652

Adjusted EBITDA	$46,200	$51,100	$33,806

(1)

Business transformation costs reflect consulting and other costs related to repositioning of our brands, compensation costs related to the transformation of the senior management team and other integration-related costs. Compensation costs related to the transformation of the senior management team were approximately $0.2 million for the three months ended December 31, 2019.

(2)	Acquisition costs reflect costs directly related to completed acquisitions of $0.6 million for the three months ended December 31, 2019.
(3)

Other costs reflect costs for legal defense estimated to be in the range of $0.3 million to $0.6 million for the three months ended December 31, 2020 and costs related to an incentive plan and other ancillary expenses associated with our initial public offering estimated to be in the range of $0.9 million to $1.1 million for the three months ended December 31, 2020.

The unaudited, preliminary information is presented for informational purposes only and does not purport to represent our financial condition or results of operations for any future period. As a result, prospective investors should exercise caution in relying on this information and should not draw any inferences from this information regarding financial or operating data not provided.

About The AZEK® Company

The AZEK Company Inc. is an industry-leading manufacturer of beautiful, low-maintenance residential and commercial building products, committed to innovation, sustainability and research & development. Headquartered in Chicago, Illinois, the company operates manufacturing facilities in Ohio, Pennsylvania and Minnesota.

Forward Looking Statements

This press release includes “forward looking statements” within the meaning of the federal securities laws. These forward-looking statements represent AZEK’s expectations or beliefs concerning future events, and it is possible that the results or events described in this press release will not be achieved. Forward-looking statements involve known and unknown risks, uncertainties and assumptions. AZEK does not undertake any obligation to update or revise any forward-looking statement made in this press release to reflect changes since the date of this press release, except as required by law.

Investor Relations:

Solebury Trout

312-809-1093

ir@azekco.com

Media:

Lisa Wolford

917-846-0881

lwolford@soleburytrout.com

Source: The AZEK Company Inc.